EXHIBIT 15

June 8, 2005

Ross Stores, Inc.
Pleasanton, California

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the three month periods ended April 30, 2005 and May 1, 2004, as indicated in our report dated June 8, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, is incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988, 333-51478, and 333-115836 of Ross Stores, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/DELOITTE & TOUCHE LLP
San Francisco, California